UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2015, Saba Software, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vector Talent II LLC, a newly formed Delaware limited liability company (“Parent”), and Vector Talent Merger Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), providing for the merger (the “Merger”) of Merger Subsidiary with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Subsidiary are affiliates of Vector Capital (“Vector”). Pursuant to the terms of the Merger Agreement, shares of common stock of the Company will be converted into the right to receive $9.00 in cash, without interest (the “Merger Consideration”) upon closing of the Merger.

Consummation of the Merger is subject to closing conditions, including without limitation: (i) the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock (the “Shareholder Approval”) and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party’s obligation to consummate the Merger is also subject to certain other customary conditions, including the accuracy of the other party’s representations and warranties and the performance in all material respects by the other party of its covenants and agreements under the Merger Agreement.

The Merger Agreement contains certain “no shop” provisions limiting the Company from soliciting alternative acquisition proposals from third parties, subject to certain customary exceptions that permit the Company to respond under certain circumstances to unsolicited acquisition proposals.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances generally involving a superior acquisition proposal to acquire the Company, the Company would be required to pay Parent a termination fee in the amount of $8.14 million.

Parent and Merger Subsidiary have entered into commitment letters for equity and debt financing for the transactions contemplated by the Merger Agreement, consisting of a combination of (i) equity to be provided by funds affiliated with Vector Capital and a consortium of other investors and (ii) third party debt financing. The Merger Agreement is not subject to a financing condition and the aggregate proceeds of the equity commitments will be sufficient to fully finance the Merger and the other transactions contemplated by the Merger Agreement without any additional debt financing.

The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Subsidiary. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by certain disclosures made to Parent and Merger Subsidiary not reflected in the text of the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto.

Item 7.01 Regulation FD Disclosure

A copy of the press release, issued on February 10, 2015, announcing the execution of the Merger Agreement is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated February 10, 2015 by and among Vector Talent II LLC, Vector Talent Merger Sub, Inc., and Saba Software, Inc.*

99.1	Press Release dated February 10, 2015 issued by Saba Software, Inc.**

*	The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Saba Software, Inc. will furnish supplemental copies of any such schedules to the U.S. Securities and Exchange Commission upon request.
**	The press release may contain hyperlinks to information on the Company’s website and Vector’s website. The information on such websites is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: February 11, 2015	/s/ Mark Robinson
(Signature)
Mark Robinson
Chief Financial Officer